EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (i) on Form S-3 No. 333-155411 of Cedar Shopping Centers, Inc. (the “Company”) and in the related Prospectus, and (ii) on Form S-8 No. 333-118361 pertaining to the 1998 Stock Option Plan and the 2004 Stock Incentive Plan of the Company of our report dated March 16, 2009 (except for Note 2, as to which the date is June 8, 2009), with respect to the consolidated financial statements and schedule of Cedar Shopping Centers, Inc., included in this Current Report on Form 8-K.

/s/ ERNST & YOUNG LLP

New York, New York
June 8, 2009